EXHIBIT 4.1

                              EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 10 day of January 1995 by and between HAUPPAUGE DIGITAL, INC., with offices at 91 Cabot Court, Hauppauge, New York 11788 (hereinafter the "Employer") and KENNETH PLOTKIN, 21 Pine Hill Drive, Dix Hills, New York 11746 (hereinafter the "Employee").

      WHEREAS, the Employee is presently employed by the Employer as its Chief Executive Officer, Vice President, Secretary and Chairman of the Board of Directors; and

      WHEREAS, the Employer and Employee desire to enter into an employment agreement in accordance with the terms and conditions set forth below; and

      WHEREAS, the Employee is hereby granted an option to purchase certain shares of common stock of the Employer in accordance with this Agreement.

      NOW, THEREFORE, in consideration of the premises and covenants and agreements set forth herein, the parties agree as follows:

1. Definitions. The following term as used in this Agreement shall have the meaning described as set forth below:

      1.1 "Automobile Expenses" shall mean those expenses as defined in Section
5.2 of this Agreement.

      1.2 "Base Salary" shall mean that salary as defined in Section 4 of this Agreement.

      1.3 "Common Stock" shall mean the Common Stock of the Employer, par value $.01 per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 12 of this Agreement.

      1.4 "Corporation Group" shall mean the Employer and all of its wholly owned subsidiaries, including any of its subsidiaries to be organized in the future.

      1.5 "Just Cause" shall be as defined in Section 11.4.1 of this Agreement.


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2. Term

      The Employer agrees to, and does, employ the Employee for a period of three (3) years commencing on the consummation of a proposed initial public offering by the Employer with Lew Lieberbaum & Co., Inc. as underwriter presently pending under Registration No. 33-85426 (the "Effective Date").

3. Duties

      3.1 Chief Executive Officer, Vice-President, Secretary and Chairman of the Board of Directors. The Employer shall employ the Employee as its Chief Executive Officer, Vice-President, Secretary and Chairman of the Board of Directors during the term of this Agreement. The Employee shall serve in such capacity for each corporation in the Corporate Group. The Employee's position, authority, duties and responsibilities shall be that of an executive officer subject to the direction of the board of directors of the Employer and the board of directors of the Corporate Group, as applicable, and shall be commensurate with the duties and responsibilities of such Employee for the ninety (90) days preceding the Effective Date.

      3.2 Performance of duties. Excluding periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote his working time and efforts on a full-time basis, during normal business hours, to the business and affairs of the Employer and the Corporate Group in a faithful and diligent manner, during the term of this Agreement.

      3.3 Other activities. Nothing contained in this Agreement shall be construed to prevent the Employee, during the term of this Agreement, from: (i) serving on corporate, civic or charitable boards or committees, (ii) delivering lectures, fulfilling speaking engagements or teaching at educational institutions, (iii) managing personal investments and (iv) making investments of any passive nature in any business; provided that all such activities and investments do not compete or interfere with the performance of Employee's duties hereunder.


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4. Compensation

      As compensation for his services rendered to the Employer and the Corporate Group during the term of this Agreement, the Employer shall pay the Employee a base salary ("Base Salary") at the annual rate of $60,000, for the first year of this Agreement, $80,000, for the second year of this Agreement and $100,000, for the third year of this Agreement, which shall be payable in equal weekly installments. The Employee shall be entitled to such increases in Base Salary, other compensation and bonuses as the board of directors may declare.

5. Expenses

      5.1 Accountable Expenses. The Employer will arrange for the payment of expenses incurred by the Employee, in furtherance of or in connection with the business of the Corporate Group, including, but not limited to, all traveling expenses and all entertainment expenses, whether incurred at Employee's residence, while traveling, or otherwise. If any such expenses are paid in the first instance by Employee, the Employer will arrange for his reimbursement therefor. The Employer recognizes that, in the performance of his duties, Employee may be required to entertain various persons and representatives of organizations with whom the Corporate Group has or would like to have business relationships. The Employer will arrange for the prompt reimbursement of these expenses upon presentation by the Employee of expense vouchers for such expenses.

      5.2 Automobile Expenses. During the term of this Agreement, the Employer shall pay all of the Employee's reasonable expenses for the use and maintenance of his automobile, such as gasoline, oil, tires, repairs and automobile insurance. In addition, the Employee shall be entitled to $400 per month payable on the first day of each month to reimburse the Employee for the purchase or lease of an automobile at any time acquired by him.


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6. Vacations

      At all times throughout the term of this Agreement, the Employee shall be entitled to four (4) weeks paid vacations for each calendar year of this Agreement to be taken at such times as determined by the Employee.

7. Disability.

      If the Employee is unable to perform his duties hereunder by reason of any illness, disability or incapacity, as reasonably determined by the Employee's medical doctor, he shall be entitled to one hundred (100%) percent of his Base Salary and his Automobile Expenses for the first six (6) months of his disability, less such benefits or compensation as payable to the Employee by reason of State, Federal, Social Security, disability, worker's compensation or comparable government benefits and such policies of disability insurance procured by the Employer for the Employee. Under no circumstance shall the Employee receive less than that amount of disability insurance maintained for him by the Employer.

8. Other Benefits.

      8.1 Medical Insurance. At times throughout the term of this Agreement, the Employer shall maintain in full force and effect, and pay timely the premiums due on, a policy or policies of major medical and hospitalization insurance for the benefit of the Employee and his immediate family with benefits not less than that supplied for other executives of the Employer. In lieu of the foregoing, the Employee may elect to receive direct payment from the Employer of such equivalent amount as would otherwise be payable by the Employer for such medical insurance. The illness, disability or incapacity of the Employee and the termination of this Agreement by reason of same, shall not result in the reduction or termination of benefits under this Section 8.1 provided, however, that the payment for same shall not exceed the term of this Agreement.

      8.2 Other Benefits. This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which the Employee may be entitled as an


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employee of the Employer or as a participant under any retirement, pension, profit-sharing, or stock option, and it is understood that the Employee shall have the same rights and privileges to participate in such plans and benefits as any other employee during his period of employment.

9. Confidential Information.

      The Employee will not, during or subsequent to his employment hereunder, without the consent of the Board of Directors of the Employer, divulge, furnish or make accessible to any person or entity (except to employees of the Corporate Group, as may be necessary in the regular course of business of the Corporate Group and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction) any knowledge or information, customer lists, techniques, processes, formulas, machinery, plans, devices or materials of the Corporate Group with respect to any confidential or secret development or research work of the Corporate Group or with respect to any other confidential or secret aspect of the business of the Corporate Group. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Employee by the Employer is published or becomes part of the public domain through no fault of Employee; which is known to Employee prior to disclosure thereof to him by the Employer as evidenced by his written records; or, after Employee is no longer employed by the Employer, which is thereafter disclosed to Employee in good faith by a third party who is not under any obligation of confidence or secrecy to the Corporate Group with respect to such information at the time of disclosure to him. In the event of a violation of this Section, the Employer shall be entitled, in addition to any other relief at law or in equity, and without any election of remedy limitation, to injunctive relief in a Court of competent jurisdiction.

10. Covenant Not To Compete.

      10.1 Provided the Employer is not in default of any of its obligations under this Agreement, the Employee agrees at all times during the term of this Agreement, and for one (1)


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year after its termination, not to, directly or indirectly, on his own or in concert with others, for his own behalf or in behalf of others;

            10.1.1 persuade or attempt to persuade, sell, solicit the sale, offer to sell, or make sales calls to any person or entity which is a customer, client or supplier of the Corporate Group, or was its customer, client or supplier within six (6) months prior to the termination of his employment by the Corporate Group, with respect to any products or services sold by the Corporate Group, and any products or services similar to that sold by the Employer or the Corporate Group, except on behalf of the Corporate Group; or

            10.1.2 own an equity interest in or serve as a director or officer of, or work for, any corporation, partnership or business entity which competes, directly or indirectly, with the business of the Employer or any members of the Corporate Group, except that the Employee shall not be prohibited from owning an equity interest in a competitor thereof which is not in excess of five (5%) percent of the outstanding shares of such competitor whose common stock is regularly traded on a national stock exchange or quoted by NASDAQ; or

            10.1.3 interfere with, attempt to interfere with, solicit, persuade or attempt to persuade, or entice away any of the Employer's employees or employees of the Corporate Group, or any of the Employer's employees or employees of the Corporate Group within six (6) months prior to termination of his employment by the Employer, from their continued employment.

      10.2 In the event of a violation of this Section the Employer shall be entitled, in addition to any other relief at law or in equity, and without any election of remedy limitation to injunctive relief in a Court of competent jurisdiction.

11. Termination.

      11.1 General. This Agreement may not be termination, except upon the death of the Employee, disability of the Employee for more than one hundred eighty-three (183) days during the term of this Agreement, or for Just Cause as hereinafter defined.


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      11.2 Termination Upon Death. If the Employee's employment is terminated by reason of the Employee's death during the term of this Agreement, this Agreement shall terminate without further obligations by the Employer to the Employee's legal representatives under this Agreement, other than the following obligations which shall be paid by the Employer: (i) all compensation, benefits and expenses through the date of death to the extent required to be paid and not theretofore paid, and (ii) any accrued unpaid vacation time, not to exceed six (6) weeks.
All of the foregoing shall be paid to the Employee's estate or beneficiaries, as applicable, in a lump sum in cash within thirty (30) days of the date of death.

      11.3 Termination for Disability.

            11.3.1. The Employee shall be deemed disabled for one hundred and eighty-three (183) days if he receives the benefits provided under Section 7 in full during the term of this Agreement.

            11.3.2 The Employer may terminate this Agreement if the Employee is disabled for one hundred and eighty-three (183) days during the term of this Agreement.

            11.3.3 If the Employee's employment shall be terminated for disability, the Employer shall pay to the Employee all compensation and expenses provided under Section 7 of this Agreement and not paid through the date of termination.

      11.4 Termination for Just Cause.

            11.4.1 For purposes of this Agreement, "Just Cause" is limited to, and shall mean, the following only:

            11.4.1.1 gross misconduct, willful or continued failure of the Employee to perform substantially the Employee's duties under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness) or the willful and continued violations of Section 9 and 10 of this Agreement, or


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                  11.4.1.2 the willful engaging, by the Employee, in fraudulent or illegal conduct, which is significant and demonstrably injurious to the Corporate Group, or is convicted of a felony, involving moral turpitude.

            11.4.2 For the purposes of this provision, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Corporate Group.

            11.4.3 If the Employee's employment shall be terminated for Just Cause, the Employer shall pay to the Employee the Employee's Base Salary, Bonus, all unpaid vacation days and any unpaid expenses, including automobile expenses, through the date of termination.

12. Stock Option Grant.

      12.1 Grant. The Employer hereby grants the Employee an option to purchase up to 150,000 shares of Common Stock.

      12.2 Exercise Price. The exercise price of the option shall be $3.15 per share, subject to adjustment as provided hereunder. The purchase price may be paid in cash. The options hereunder may be exercised in whole or in part. It shall be a condition to the obligation of the Employer to issue shares of Common Stock upon exercise of an option, that the Employee pay to the Employer upon its demand, such amount as may be requested by the Employer for the purpose of satisfying any liability to withhold federal, state, local and foreign income or other taxes. If the amount requested is not paid, the Employer may refuse to issue shares of Common Stock.

      12.3 Adjustment Provision. In the event that any recapitalization, or reclassification, split-up, stock dividend or consolidation of shares of Common Stock shall be affected, or the outstanding shares of Common Stock are, in connection with a merger or consolidation of the Corporate Group or a sale by the Corporate Group of all or part of its assets, exchanged for a


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different number or class of shares of stock or other securities of any other corporation, or new, different or additional shares or other securities of the Corporate Group or of another corporation are received by the holder of Common Stock or any distribution is made to the holders of Common Stock other than a cash dividend, (a) the number and class of shares or other securities that may be issued or transferred and (b) the option price shall in each case be proportionately adjusted as the board of directors, in the reasonable exercise of its discretion, determine.

      12.4 Term. The options shall be for a period of ten years term commencing on the Effective Date.

      12.5 Exercisability. The options shall not be exercisable for a period of ten years except as follows:

            12.5.1 For the first full fiscal year after the Effective Date and for each of the four fiscal years thereafter, should the Corporate Group attain an audited annual pre-tax income of at least $1,000,000, options to purchase up to 30,000 shares of Common Stock shall then become immediately exercisable.

            12.5.2 If the Corporate Group fails to attain the $1,000,000 plateau during the first full fiscal year, should the Corporate Group's combined pre-tax income for the first two fiscal years exceed $2,000,000, then options to purchase up to 60,000 shares of common stock shall then become immediately exercisable.

            12.5.3 Audited annual pre-tax income shall be as determined from the financial statements included in the Employer's filing under form 10k or form 10k-SB or other comparable annual report to be filed with the Securities and Exchange Commission for the Employer or any successor to the Employer.

            12.5.4 The option shall only exercisable by the Employee, except in the event of the Employee's death during the term of this option grant, a duly authorized representative of the Employee's estate may exercise such option.


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            12.5.5 In the even that the Employee is not offered an renewal of this Agreement on terms at least as beneficial as that in effect at the time of the termination of his employment, or if the Employee is terminated at any time, for any reason other than Just Cause, death or disability, all the remaining shares of Common Stock available pursuant to this option agreement may be exercised by the Employee within ninety (90) days from the termination of this Agreement.

            12.5.6. In the event that the Employee is terminated because of his death, the duly authorized representative of the Employee's estate may exercise the option within ninety (90) days from the termination of this Agreement.

            12.5.7 In the event that the Employee is terminated because of disability, the Employee may exercise the option within ninety (90) days from the termination of this Agreement.

            12.5.8 The Common Stock to be issued to the Employee upon the exercise of this option shall be deemed "restricted securities" as the term is defined under the Securities Act of 1933, as amended (the "Act"), and may only be sold pursuant to the registration under the Act, in compliance with Rule 144 under the Act, pursuant to another exemption therefrom or pursuant to an opinion of counsel satisfactory to the Employer that registration under the Act is not required.

13. Notices.

      All notices or demands required or given under this Agreement shall be in writing and sent by registered mail or certified mail, return receipt requested, to the addresses hereinabove set forth or to such other addresses as any of the parties hereto may designate in writing, transmitted by registered mail or certified mail, return receipt requested, to the other.


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14. Successors.

      14.1 Binding Effect. This Agreement shall inure to the benefit of and be binding up the Employer, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the assets and business of the Employer, or with or into which the Employer may be consolidated or merged.

      14.2 Assumption of Agreement. The Employer will required any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) who acquires all or substantially all of the business and/or assets of the Employer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

15. Arbitration.

      Any dispute or controversy arising out of this Agreement shall be referred to and determined by the American Arbitration Association in accordance with its rules and procedures at its Nassau County, New York office. The determinations of the American Arbitration Association shall be final and binding upon the parties hereto, and either party hereto may confirm the arbitration award in a court having competent jurisdiction and enter judgment thereon.

16. Attorneys' Fees.

      In any litigation, action, proceeding, arbitration or claim arising out of this Agreement, each party agrees to pay its own attorneys' fees and expenses.


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17. Miscellaneous.

      17.1 Governing Law. This Agreement is intended to and shall be governed in all respects by the laws of the State of New York, without reference to principles of conflicts of laws.

      17.2 Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      17.3 Non-Waiver. The failure by either party to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

      17.4 Entire Agreement. This Agreement supersedes and replaces all prior agreements between the Employer and Employee which relate to the employment of the Employee.

      17.5 Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or legal effect.

      17.6 Modifications. This Agreement contains the parties entire understanding with respect to the subject matter hereof and may not be modified except in writing signed by each of the parties hereto.

      17.7. Notice of Default. No default may be declared under this Agreement by either party unless at least five (5) days notice is given with respect to a monetary obligation and thirty (30) days notice is given with respect to a non-monetary obligation and during such period the alleged defaulting party shall have the opportunity to cure such default.

      17.8 Binding Agreement. This Agreement shall be binding upon the heirs, successors and assigns of the parties hereto.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Attest:                                     HAUPPAUGE DIGITAL, INC.

                                            By:  Kenneth R. Aupperle, President
                                              ----------------------------------

                                             /s/ Kenneth Plotkin
                                            ------------------------------------
                                            KENNETH PLOTKIN



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